Exhibit 99.1

Media Contact:	Erica Ryan
A.D.A.M., Inc.
(404) 604-2757
eryan@adamcorp.com

Investor Contact:	John Heilshorn
Lippert/Heilshorn & Associates
(212) 838-3777
investorrelations@adamcorp.com

A.D.A.M., INC. APPOINTS MARK ADAMS AS PRESIDENT AND CEO

Atlanta – January 4, 2010 – A.D.A.M., Inc. (Nasdaq: ADAM), a leading provider of consumer health information and benefits technology solutions, announced today that the board of directors has appointed Mark Adams, the company’s current chief financial officer, to the position of president and chief executive officer effective immediately. Mr. Adams succeeds Kevin Noland who has left his position as president and chief executive officer and his board seat to pursue other opportunities. Chris Joe, A.D.A.M.’s current director of finance, will fill the chief financial officer position on an interim basis.

“With 30 years of business experience, Mark possesses the right combination of financial and operational skills to direct the company toward sustainable revenue growth,” said Robert S. Cramer, Jr., chairman of the board. “On behalf of A.D.A.M.’s board of directors, I would like to thank Kevin for his many contributions during his 15-year tenure at A.D.A.M. With a recurring revenue model that generates strong cash flow and a healthy balance sheet, A.D.A.M. is in a solid position to take full advantage of opportunities in the markets for consumer health information and employer benefits solutions.”

“I am pleased to be appointed to lead A.D.A.M. in executing the company’s growth plans,” said Mark Adams. “The company’s financial strength gives us the resources and flexibility to strategically invest in the business and to ensure that we deliver superior service experience to all of our customers. Driving operational improvements that help our customers and judiciously investing in technology and information to enhance our product offerings are my first priorities as they are the key to achieving revenue growth. I look forward to working with our current management team and employees at A.D.A.M. to ensure that together we leverage the company’s strong brands, intellectual assets and customer base to deliver long term growth for our shareholders.”

Mr. Adams, 58, joined the company in 2006 as the chief financial officer responsible for the company’s financial operations and its business and operational planning functions. Prior to joining A.D.A.M., he was chief financial officer of Miller Zell and before that he served as chief financial officer of various public and private technology companies. Mr. Adams began his career at Arthur Andersen & Co. and received a B.S. from the Business Honors Program at The Ohio State University.

About A.D.A.M., Inc.

A.D.A.M. (Nasdaq: ADAM) is a leading provider of consumer health information and benefits technology solutions to healthcare organizations, employers, consumers, and educational institutions. A.D.A.M.’s portfolio of products includes its award-winning Multimedia Encyclopedia and Benergy®, the leading benefits communication and healthcare decision support platform for small and mid-sized employers. A.D.A.M. content and technology solutions help consumers better understand their health, wellness and benefits, while helping healthcare organizations and employers reduce the costs of healthcare and benefits administration. For more information, visit http://www.adam.com or call 1-800-755-ADAM.

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